Contact:   Calvin E. Jenness
                                                      Senior Vice President
                                                      Chief Financial Officer
                                                      And Treasurer
                                                      503-653-4573
                                                      Release:   Immediately

BLOUNT REPORTS SECOND QUARTER EARNINGS

    o  Sales increase 6.4% in second quarter over 2002
    o Outdoor Products segment sales, profit and backlog solidly ahead of last year
    o  Lawnmower segment results weaker
    o  Refinancing of Senior Credit Facility completed

PORTLAND, OR, August 11, 2003- Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") today reported results for the second quarter ended June 30, 2003. Sales for the quarter were $131.2 million, a 6.4% increase from sales in last year's second quarter. Net loss for the quarter was $0.7 million ($.02 per share) compared to a net income of $0.5 million ($.02 per share) in 2002. This quarter's net loss includes $2.8 million in pre-tax charges related to the extinguishment of debt in connection with the procurement of a new credit facility in May. This charge was partially offset by a $0.1 million increase in income from operations, a $0.4 million reduction in interest expense and reduced income taxes of $0.7 million.

FIRST HALF RESULTS

The Company's sales through the first six months of 2003 were $254.1 million, an increase of 10.5% from 2002. The sales growth was primarily a result of a 15.3% increase in sales in our largest segment, the Outdoor Products segment. Net loss for the first half was $0.2 million ($.01 per share) compared to a net loss of $6.0 million ($.19 per share) for the comparable period last year. The improvement in net loss is due to a $9.5 million improvement in income from operations and lower interest expense of $1.0 million, partially offset by an increase in charges related to the extinguishment of debt of $2.5 million and a lower income tax benefit of $2.8 million. Last year's first six months operating income was negatively impacted by $5.5 million in restructuring expense related to the closure and relocation of the Company's corporate headquarters.

Commenting on the second quarter results, James S. Osterman, President and Chief Executive Officer, stated, "Overall our sales trends were similar to what we experienced in the first quarter. We continue to see the impact of greater demand and favorable currency effects on the sales in our Outdoor Products segment, a modest increase in sales within our Industrial and Power Equipment segment and a general weakness in the Lawnmower segment. Profitability was flat from last year, as the combination of higher selling and administrative costs, related in part to higher employee benefit costs, and the reduced Lawnmower sales offset the sales gains achieved in the Outdoor Products segment. As we look forward to the second half of the year, we expect to see the Outdoor Products segment sales and profit growth to moderate somewhat and the Industrial and Power Equipment segment to improve seasonally as well as begin to show the gains from our new marketing alliance with Caterpillar. With minimal improvement in the Lawnmower segment anticipated, the Company's second half income from operations is expected to be either in line or slightly better than last year. In the second quarter we also successfully refinanced our Senior Credit Facility."


                               -tables to follow-

SEGMENT RESULTS

The Outdoor Products segment reported second quarter sales of $87.9 million, a 14.2% increase from last year's sales of $77.0 million. Operating income for this segment was $21.1 million, a 22.0% increase from last year's $17.3 million. Sales continue to reflect strength in all major geographical markets, with European market sales increasing the most significantly. The weaker US Dollar this year in comparison to last year's second quarter continues to benefit this segment's sales and profit results. Additionally, the increase in sales has improved plant capacity leverage from a year ago. Backlog at the end of the second quarter totaled $57.9 in comparison to $33.0 million last year. Segment sales for the first six months were $173.1 million compared to $150.1 million last year. Operating income through June of this year was $42.9 million compared to $33.7 million last year.

The Lawnmower segment recorded second quarter sales of $10.2 million compared to $13.5 million for the same period last year. Operating income in this segment was $0.4 million, a decrease from last year's $1.6 million. This weaker performance can be attributed to a reduction in unit shipments as both competitive conditions and unfavorable weather patterns impacted spring sales. Backlog is seasonally low at $0.1 million, equal to last year. The market conditions in this segment remain difficult with significant competition and general economic concerns. Through the first six months of 2003 the Lawnmower segment's sales have totaled $18.1 million in comparison to $21.3 million last year. Operating loss in 2003 was $0.3 million compared to operating income of $1.3 million last year. Most of the lawnmower products have been remodeled for the new model year. Early comments from our customers are positive.

The Industrial and Power Equipment segment's second quarter sales increased slightly to $33.2 million from $32.8 million last year. The sales increase was limited by a decline in the sales of gear components for the same period last year. Operating income totaled $0.9 million in the second quarter of this year compared to $1.4 million last year. Competitive discounting and weak gear component sales were the major reasons of this profit decline. Backlog for this segment as of the end of June was $28.5 million, up from $15.3 million in 2002. Year to date segment sales were $63.1 million, a 6.4% increase from last year. Segment operating profit for the first six months was $0.9 million compared to $1.7 million last year.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Lawnmower and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company's "expectations" , "beliefs", "plans", "indications","estimates", "anticipations", and their variants, as defined by the Private Securities Litigation reform act of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.


                               -tables to follow-



BLOUNT INTERNATIONAL, INC. FINANCIAL DATA
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)                             Three mos. ended Jun. 30    Six mos. ended Jun. 30
In millions, except share data                                              2003           2002          2003         2002
---------------------------------------------------------------------------------------------------------------------------
Sales                                                                    $ 131.2        $ 123.3       $ 254.1      $ 229.9
Cost of sales                                                               86.5           81.2         166.6        150.9
---------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                44.7           42.1          87.5         79.0
Selling, general and administrative expenses                                25.4           23.0          49.7         45.4
Restructuring expenses                                                       0.0           (0.1)          0.2          5.5
---------------------------------------------------------------------------------------------------------------------------
Income from operations                                                      19.3           19.2          37.6         28.1
Interest expense                                                           (17.7)         (18.1)        (35.3)       (36.3)
Interest income                                                              0.2            0.2           0.5          0.5
Other income (expense), net                                                 (3.0)          (0.5)         (3.1)        (1.2)
---------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                           (1.2)           0.8          (0.3)        (8.9)
Provision  (benefit) for income taxes                                       (0.5)           0.3          (0.1)        (2.9)
---------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                         $ (0.7)         $ 0.5        $ (0.2)      $ (6.0)
---------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share:
Basic                                                                    $ (0.02)        $ 0.02       $ (0.01)     $ (0.19)
Diluted                                                                    (0.02)          0.02         (0.01)       (0.19)
---------------------------------------------------------------------------------------------------------------------------
Shares used for per share computations:
Basic                                                                 30,808,010     30,795,882    30,801,946   30,795,882
Diluted                                                               30,808,010     31,845,753    30,801,946   30,795,882
---------------------------------------------------------------------------------------------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)                                                    Jun. 30,     Dec. 31,
In millions                                                                                              2003         2002
---------------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                                              $ 24.7       $ 26.4
Accounts receivable                                                                                      58.7         58.5
Inventory                                                                                                64.3         64.8
Other current assets                                                                                     42.1         41.5
Property, plant and equipment, net                                                                       90.9         90.7
Other assets                                                                                            126.4        146.1
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                          $ 407.1      $ 428.0
---------------------------------------------------------------------------------------------------------------------------
Liabilities
Notes payable and current maturities of long-term debt                                                  $ 5.0        $ 3.4
Other current liabilities                                                                                88.1         96.8
Long-term debt                                                                                          606.2        624.1
Other liabilities                                                                                        75.7         72.6
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                       775.0        796.9
---------------------------------------------------------------------------------------------------------------------------
Stockholders' equity (deficit)                                                                         (367.9)      (368.9)
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity (deficit)                                                  $ 407.1      $ 428.0
---------------------------------------------------------------------------------------------------------------------------
SEGMENT INFORMATION                                                     Three mos. ended Jun. 30     Six mos. ended Jun. 30
In millions                                                                 2003           2002          2003         2002
---------------------------------------------------------------------------------------------------------------------------
Sales
Outdoor products                                                          $ 87.9         $ 77.0       $ 173.1      $ 150.1
Lawnmower                                                                   10.2           13.5          18.1         21.3
Industrial and power equipment                                              33.2           32.8          63.1         59.3
Elimination                                                                 (0.1)           0.0          (0.2)        (0.8)
---------------------------------------------------------------------------------------------------------------------------
                                                                         $ 131.2        $ 123.3       $ 254.1      $ 229.9
---------------------------------------------------------------------------------------------------------------------------
Operating income (loss)
Outdoor products                                                          $ 21.1         $ 17.3        $ 42.9       $ 33.7
Lawnmower                                                                    0.4            1.6          (0.3)         1.3
Industrial and power equipment                                               0.9            1.4           0.9          1.7
Corporate office expenses/Elimination                                       (3.1)          (1.2)         (5.7)        (3.1)
Restructuring expenses                                                       0.0            0.1          (0.2)        (5.5)
---------------------------------------------------------------------------------------------------------------------------
Income from operations                                                    $ 19.3         $ 19.2        $ 37.6       $ 28.1
---------------------------------------------------------------------------------------------------------------------------
